CONSOLIDATED-TOMOKA LAND CO.
ANNUAL CASH BONUS PLAN

1. Purpose.  The purpose of the Consolidated-Tomoka Land Co. Annual Cash Bonus Plan (the “Plan”) is to create a mutuality of interest between management and shareholders of Consolidated-Tomoka Land Co. (the “Company”) through a bonus structure designed to reward actions that will increase long-term shareholder value.

2. Eligibility.  The participants in the Plan shall be those eligible Company officers and managers (“CTO Employee”) whose participation in the Plan has been approved by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company.  To be eligible, the CTO Employee must be employed by the Company or one of its subsidiaries as a full-time employee from January 1 through December 31 of the bonus plan year, unless otherwise recommended by the Committee and approved by the Board.

3. Administration of Plan.  The Plan shall be administered by the Committee.  The Committee shall have the authority to select CTO Employees to participate in the Plan (the “Plan Participant”), to determine performance goals and the bonus amounts to be paid upon achievement of the performance goals, to determine other terms and conditions of awards under the Plan, to establish and amend rules and regulations relating to the Plan, and to make all other determinations necessary and advisable for the administration of the Plan.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any award in the manner and to the extent it shall deem desirable to carry it into effect.  All decisions made by the Committee pursuant to the Plan shall be made in the Committee's sole and absolute discretion and shall be final and binding on officers, Plan Participants, and the Company.

4. Performance Awards.  The Plan performance criteria are designed to incentivize those management actions by CTO Employees that best serve the short and long-term interest of the Company’s shareholders, as determined by the goals and objectives set annually by the Board.  Discretionary awards will be based on the subjective evaluation and recommendation of the Committee to the full Board.  Bonuses will be paid no later than March 15 following the end of the bonus Plan year.

In the first quarter of each Plan year, the Board upon the recommendation of the Committee will determine the potential bonus pool, adopt specific annual goals related to each criteria, approve a list of Plan Participants, and potential bonus award (“PBA”) for a 100 percent rating.

The maximum PBA payouts, determined as a percentage of annual base salary, are as follows:

· Chief Executive Officer           up to 100%
· Other Executive Officers         up to 55%
· Vice Presidents                       up to 45%
· Managers                                up to 35%

The Board Chairman shall make bonus recommendations to the Committee annually regarding the performance of the CEO pursuant to the Plan and any applicable employment agreement, and the CEO shall make bonus recommendations to the Committee as to all other Plan Participants pursuant to the Plan and any applicable employment agreement.  The Committee will review these recommendations and make its recommendations to the Board for final approval of the annual cash bonuses to be awarded and paid by the Company.

The performance criteria to be used under the Plan are:

· Stock Performance and Investor Outreach (20%)
· Financial Performance (20%)
· Land Transactions (20%)
· Investment Activity (20%)
· Risk Management (10%)
· Executive Leadership (10%)

Each performance criterion will comprise the indicated percentage of each Plan Participant’s total PBA, or such other percentage as determined at the beginning of the Plan year by the Committee.  At the end of the Plan year, the Committee will rate each Plan Participant’s performance in relation to each of the criteria.  The cumulative score for each Plan Participant will be multiplied by the PBA to determine the individual’s bonus.

The Committee may, with the approval of the Board, increase or decrease an individual Plan Participant’s award.  For the avoidance of doubt, the Committee may, with the approval of the Board, exclude non-recurring, one-time items from the measurements of the above performance criteria for the purposes of determining the achievement of the performance criteria and the specific underlying goal.  Further, the Committee may, with the approval of the Board, increase the awards recommended for a Plan Participant above 100% of the total opportunity available to the Plan Participant pursuant to the Plan and, as applicable, any employment agreements for individual Plan Participants.

a. Stock Performance and Investor Outreach.  One of the most objective measures that the Company’s shareholders use to gauge the Company’s performance is the market price of the Company’s stock.  In addition, an important part of management’s role is investor outreach, whereby management engages the investor community on a recurring basis through investor presentations, one-on-one investor meetings, and participation at industry conferences.  Annually, the Committee will evaluate the performance of the Company’s stock price relative to the market as a whole and relative to the Company’s peer group.  The Committee will also take into consideration management’s efforts and success in investor outreach initiatives.  Performance awards can range from zero percent to a maximum of 20 percent of the PBA.

b. Financial Performance.  The long-term viability of the Company is based on, among other things, consistent profitability and generation of cash flows, which general reflects successful land dispositions, investment activities, management of the Company’s capital structure, and fiscal discipline in terms of managing general and administrative expenses.  Annual earnings per share (“EPS”), based on generally accepted accounting principles, is an important measure underlying the Company’s financial performance, as is profitability and cash flow generation.  The Company’s financial performance overall can be objectively measured by a variety of metrics, including earnings per share (“EPS Metric”), increases in the Company’s book value (“Book Value Metric”), the level of general and administrative expense in total dollars and relative to the Company’s market capitalization (“G&A Metric”), and the Company’s capital structure including the cost of capital (“Capital Structure Metric”).  Annually the Committee will evaluate the Company’s actual performance with respect to such metrics compared to annual target goals set by the Board, which annual target goals will include, at a minimum, an EPS Metric, a Book Value Metric, a G&A Metric and a Capital Structure Metric, except where, in the Committee’s judgment, circumstances warrant the addition or deletion of any such item (the “Financial Performance Goals”).  Performance awards will be based on the percentage of the Financial Performance Goals achieved.  Performance awards can range from zero percent to a maximum of 20 percent of the PBA.

c. Land Transaction Activity.  The Company’s long-term success depends upon management’s ability to strategically monetize the Company’s portfolio of undeveloped land in Daytona Beach.  At the beginning of each Plan year, the Committee will establish goals for management regarding the level of land transactions targeted for the year (the “Land Transaction Goals”).  Annually, the Committee will evaluate management's achievement of these Land Transaction Goals.  The Committee may, in its discretion, also recognize management’s other actions that enhance or preserve long-term value of the Company’s land holdings which may not result in sale transactions closing in the current year.  Performance awards can range from zero percent to a maximum of 20 percent of the PBA.

d. Investment Transaction Activity.  Each year the Company’s adopted business plan includes specific annual performance goals and objectives related to the acquisition, oversight and disposal of income producing assets including single-tenant commercial properties, multi-tenant commercial properties, real estate loan originations and acquisitions, securities and other financial instruments backed by commercial real estate, or for self-development of income producing assets (collectively the “Investment Goals”).  These Investment Goals could include specific measurements related to the total dollar level of acquisitions or investment targets, utilization of leverage for targeted acquisitions, strategic dispositions of existing income producing assets, or development activities related to the self-development of income producing assets, including the achievement of self-development milestones such as project design, permitting, horizontal and vertical development, leasing, and other related goals or other related activities pertaining to roads and other infrastructure.  Annually, the Committee will evaluate each Plan Participant’s performance relative to the Company’s attainment of the Investment Goals.  Performance awards can range from zero percent up to a maximum of 20 percent of the PBA.

e. Risk Management.  Risk Management is critically important in the success of the Company.  Risk Management includes areas of the Company’s operations including but not limited to insurance, disaster recovery and business continuity, compliance with regulatory requirements or contractual agreements, implementation of and adherence to policies related to limits of authority, and other areas of oversight and management of key policies and procedures of the Company to include internal controls over financial reporting.  Unsatisfactory performance in these areas or significant weaknesses in the execution of the policies, procedures and internal controls related to these areas can adversely impact the Company’s operations, regulatory compliance and reputation of the enterprise.  Sales contracts, leases, and other contractual agreements with public and private entities expose the Company to potential short and long-term risks.  The Company’s common stock is publicly traded and therefore the Company operates in a highly regulated environment relative to the national market on which the Company’s stock trades and the regulatory agencies and institutions who exercise authority over publicly traded companies.  The Company operates in multiple states in the United States and is therefore subject to Federal, State, and local regulations and taxing conventions and structures.  Regulations are subject to continual change, and management must be diligent in anticipating these trends and making appropriate adjustments in the Company’s strategy, business practices, and organizational structure to minimize or mitigate the resulting impact or risk to the Company and its business and operations.  National, regional, and local market conditions are also continually changing, which may affect the Company’s business and impact the risks encountered by the Company.  Management must be diligent in anticipating these changes, and make necessary and appropriate adjustments within its authority; and when necessary, make recommendations to the Board on policy changes to minimize or mitigate the applicable risks.  Annually, the Committee will evaluate management’s overall performance in all areas of risk management including, but not limited to, monitoring current debt levels and terms, cash flows, project costs, budgets and other targeted goals.  Performance awards can range from zero percent up to a maximum of 10 percent of the PBA.
f. Executive Leadership.  In order to achieve the Company’s strategic goals and to improve the long-term enterprise value of the Company, it is necessary for the executive leaders of the Company to both develop relationships with local elected, appointed, or other government officials, and regulators, as well as, promote the support of the local business community and general electorate.  Externally, the executive leaders of the Company and members of management must be proactively involved in various aspects of the local community to advance a positive image of the Company and to help promote the Company’s interests.  Internally, the executive leaders of the Company and management must provide effective leadership, direction, and positive motivation to Company employees.  Annually the Committee will evaluate management’s overall external and internal leadership performance.  Performance awards can range from zero percent up to a maximum of 10 percent of the PBA.

5. Discretionary Awards.  Upon the recommendation of the Committee, the Board, in its sole discretion, may also award discretionary cash bonuses to Plan Participants whose performance is determined to have been outstanding during the Plan year or otherwise merit a special one-time cash bonus.

6. Participant’s Interests.  A Plan Participant’s interest in any awards shall at all times be reflected on the Company’s books as a general unsecured and unfunded obligation of the Company subject to the terms and conditions of the Plan.  The Plan shall not give any person any right or security interest in any asset of the Company or any fund in which any deferred payment is deemed invested.  The Company, the Board, and the Committee shall not be responsible for the adequacy of the general assets of the Company to discharge, or required to reserve or set aside funds for, the payment of its obligations hereunder.

7. Non-Alienation of Benefits; Beneficiary Designation.  All rights and benefits under the Plan are personal to the Plan Participant and neither the Plan nor any right or interest of a Plan Participant or any other person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment.  Subject to the foregoing, the Company shall establish such procedures as it deems necessary for a Plan Participant to designate one or more beneficiaries to whom any payment the Committee determines to make would be payable in the event of the Plan Participant’s death.

8. Withholding for Taxes.  Notwithstanding any other provisions of this Plan, the Company may withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with any federal, state and local tax or withholding requirements.

9. Rights of Employees.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate a Plan Participant’s employment at any time, or confer upon any Plan Participant any right to continued employment with the Company or any of its subsidiaries or affiliates.  A Plan Participant shall not be entitled to any claim or recourse if any action or inaction by the Company, or any other circumstance or event, including any circumstance or event outside the control of the Plan Participant, adversely affects the ability of the Plan Participant to satisfy a performance goal or in any way prevents the satisfaction of a performance goal.

10. Adjustment of Awards.  The Committee shall be authorized to make adjustments in the method of calculating attainment of performance goals in recognition of unusual or nonrecurring events affecting the Corporation or its consolidated financial statements or changes in applicable laws, regulations or accounting principles.

11. Amendment or Termination.  The Plan is provided at the discretion of the Company and the Board.  The Board reserves the right to modify, or terminate the Plan with or without notice.

Adopted by the Board of Directors on April 28, 2010
Amended and adopted by the Board of Directors on January 22, 2014
Amended and adopted by the Board of Directors on January 28, 2015
Amended and adopted by the Board of Directors on April 22, 2015
Amended and adopted by the Board of Directors on July 22, 2015

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